EXHIBIT 99.1

PRESS RELEASE

                       Contact:
                       Amy Ford
                       Director of Investor Relations
                       Cabot Microelectronics Corporation
                                               (630) 499-2600

CABOT MICROELECTRONICS CORPORATION APPOINTS DR. ANANTH NAMAN AS VICE PRESIDENT, RESEARCH AND DEVELOPMENT

AURORA, IL, January 6, 2011 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today announced the appointment of Ananth Naman to the position of Vice President, Research and Development.  Dr. Naman succeeds Dr. Clifford L. Spiro, who has decided to leave the company to pursue other opportunities; Dr. Spiro has served in the role since 2003.  Dr. Naman reports directly to William P. Noglows, Cabot Microelectronics’ Chairman and Chief Executive Officer.

Dr. Naman brings to his new role extensive technical and leadership experience in a range of semiconductor materials and electronics related businesses.  He originally joined Cabot Microelectronics in 2006 as Manager of Research and Development for the company’s pad products.  From 2006 through 2009 he provided key leadership to the successful development and commercialization of the company’s Epic® D100 pad.  His most recent role has been as Director of Product Development for the company’s slurry products for polishing copper, barrier and tungsten, as well as for pads.  Prior to joining Cabot Microelectronics, Dr. Naman managed research and development efforts for Honeywell’s Electronic Materials Division, focusing on wafer fab materials and semiconductor device packaging.  Before that he held positions in research and development at Seagate Technology, a global leader in hard disk drives.  Dr. Naman earned his BS, MS and PhD degrees in Material Science and Engineering from the University of Florida.

With Dr. Naman’s appointment, Dr. Spiro now assumes the non-executive role of Chief Technology Officer on a transitional basis, providing support to the company and Dr. Naman through his planned mid calendar year 2011 departure.

“Ananth Naman brings to his new role a very successful track record in leading product development efforts in our rapidly growing pad business, as well as broad and deep experience in semiconductor materials and electronics.  He has a very clear understanding of the particular technical needs of our semiconductor customers, and I am confident that under his leadership of our research and development efforts we will continue to provide optimized technical solutions based on broad and deep collaboration with our customers”, stated Mr. Noglows.  “At this time, I also want to offer my sincere thanks to Cliff Spiro for his dedicated leadership and many contributions to our company over his seven years of service.  During Cliff’s tenure, he replenished our new product pipeline by leading the development of a robust portfolio of new products that I believe position us well for continued success.  He also stewarded a six sigma culture within our research and development area which has fostered a more disciplined, systematic and productive approach to innovation.  Additionally, our company has been the beneficiary of Cliff’s extensive network of contacts within industry and academia, at the very highest levels.  We look forward to his continued support through the transitional period, and offer our best wishes for his future endeavors.”

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 925 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.